Exhibit 19

HERITAGE GLOBAL INC.

STATEMENT OF COMPANY POLICY REGARDING INSIDER TRADING

Reasons for This Policy Statement

Heritage Global Inc. and its subsidiaries (collectively referred to as “HGI” or the “Corporation”) are committed to conducting the Corporation’s business in accordance with all applicable federal, state and local laws, honesty in our business dealings, prudent use of our assets and resources, sound growth and achievement of business objectives and fair treatment of our employees. For the purposes of this policy (the “Policy Statement”), the Corporation considers its officers, directors, employees, agents and consultants to be “Employees” and each an “Employee”. The Corporation has adopted the following policy to provide guidelines with respect to transactions in securities of the Corporation and the handling of material nonpublic information about the Corporation, the companies with which the Corporation does business or any other company as a result of such HGI personnel’s service or employment with the Corporation.

Federal securities regulators are vigorously pursuing violations of insider trading laws. Recent federal legislation has increased the penalties for insider trading and put the onus on companies for violations by their personnel. These policies and procedures covering securities trades by HGI personnel will help protect the Corporation and its personnel from potentially severe consequences. This Policy Statement establishes policies for securities trading for all personnel and also sets forth compliance guidelines for officers and directors to whom special reporting obligations apply. It is intended to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Corporation. It is everyone's responsibility to maintain the Corporation's reputation for integrity and ethical conduct.

The Consequences

The consequences of insider trading violations can be severe:

For individuals who trade on insider information (or tip information to others):

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A civil penalty of up to three times the profit gained or loss avoided;
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A criminal fine (no matter how small the profit) of up to $1 million; and
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A jail term of up to ten years.

For companies (and possibly any supervisory persons) that fail to take appropriate steps to prevent illegal trading:

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A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee's violation; and
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A criminal penalty of up to $2.5 million.

In addition, the Securities Enforcement Remedies and Penny Stock Reform Act of 1990 provides the Securities and Exchange Commission (the "SEC") with greater enforcement powers, including the ability to go to court and seek significant fines for securities law violations (ranging up to $100,000 for individuals and $500,000 for companies per violation) and to seek its own cease and desist orders in an SEC administrative hearing.

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Furthermore, under the so-called short swing profit rules, any profit made by a director or officer through the purchase and sale or sale and purchase, of Corporation shares occurring within six months, whatever the circumstances, must be paid to the Corporation.

Moreover, if an employee violates the Corporation's insider trading policy, he or she may be subject to Corporation-imposed sanctions, including dismissal for cause.

Heritage Global Inc. Policy

It is illegal for anyone with knowledge of material information affecting a public Corporation that has not been publicly disclosed to purchase or sell securities of that Corporation. It is also illegal for anyone to inform any other person of material non-public information, except in the necessary course of business. Therefore, insiders and employees with knowledge of confidential or material information about the Corporation or counter-parties in negotiations of potentially material transactions are prohibited from trading securities of the Corporation or any counter-party until the information has been fully disclosed and a reasonable period has passed for the information to be widely disseminated.

If a director, officer or any other employee has material non-public information relating to the Corporation, neither that person nor any related person may buy or sell securities of the Corporation or engage in any other action to take advantage of that information or pass it on to others. This policy also applies to information relating to any other Corporation, including our customers, suppliers or vendors and those with which the Corporation may be negotiating major transactions, obtained in the course of employment and to trading in the shares of such a customer or supplier. Information that is not material to the Corporation may nevertheless be material to one of these other companies.

Transactions that may appear justifiable for independent reasons (such as the need to raise money for an emergency) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Material Information. Material information is any information relating to the business and affairs of the Corporation that results in, or would reasonably be expected to result in a significant change in the market price or value of the Corporation’s securities or that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions. In short, any information that could reasonably affect the price of stock should be considered material.

Examples. Information that will likely be regarded as material includes: annual or quarterly financial results; projections of future earnings or losses; a significant change in earnings or earnings projections, news of a proposed merger, acquisition or tender offer; news of a significant purchase or sale of assets or the purchase or disposition of a division or subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new products; impending bankruptcy or financial or liquidity problems; major litigation or regulatory sanctions; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

Benefit of Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be reviewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members. The very same restrictions apply to your family members and others living in your household. You are responsible for their compliance.

Tipping Information to Others. Whether the information is proprietary information about our Corporation or information that could affect our stock price, employees must never pass such information on to others.

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The above penalties may apply regardless of whether or not you derive any benefit from another's actions. For example, the SEC has imposed a $470,000 penalty on a tipper even though he did not profit from his tippee's trading.

Posting material, nonpublic information, or making statements or recommendations based on this information, on any Internet website, electronic bulletin board, Internet message board, Internet chat room, or other similar form of electronic communication, can also constitute tipping under the securities laws. Because of the high potential for improper or premature disclosure of material, nonpublic information posed by these activities and the resulting liability under the securities laws for the employee and the Corporation, employees may not post any information about the Corporation, its business plans, its employees or directors, or its customers, suppliers or vendors, nor engage in any discussions with other parties about the Corporation, its business plans, its employees or directors, or its customers, suppliers or vendors, on any of these forums. Furthermore, employees should notify the Corporation’s Corporate Secretary if they are aware of such activities by any other employee.

When Information Becomes Public. It is also improper for an officer, director or employee to enter a trade immediately after the Corporation has made a public announcement of material information, including earnings releases. Because the Corporation's stockholders and the investing public should be afforded the time to receive the information and act upon it, as a general rule you should not engage in any transactions involving Corporation shares until one full business day after such information has been released. Thus, if an announcement were made after the market closes on a Monday, Wednesday generally would be the first day on which you should trade. If an announcement were made before the market opens on a Friday, Monday would be the first day.

Period of No Securities Transactions. To minimize the risk of liability on the part of the Corporation and its personnel for violations of the foregoing insider trading restrictions, the Corporation has established a period relating to the Corporation's earnings during which the Corporation’s directors, officers, senior executives, and certain other employees should not buy or sell Corporation shares under any circumstances. The quiet period begins on the last day of the last month of the quarter and extends until the end of the first full business day following the public release of the Corporation’s financial results for that quarter (e.g.10Q or 10K report covering that quarter).

Quiet periods may be prescribed from time to time by the Disclosure Policy Committee, which is described in the Disclosure Policy section of this document, as a result of special circumstances relating to the Corporation when insiders would be precluded from trading in its securities. All parties with knowledge of such special circumstances should be covered by the quiet period. These parties may include external advisors such as legal counsel, investment bankers, investor relations consultants and other professional advisors, and counter-parties in negotiations of material potential transactions.

During a quiet period, the Corporation will not initiate any meetings or telephone contacts with analysts and investors, but will respond to unsolicited inquiries concerning factual matters. If the Corporation is invited to participate, during a quiet period, in investment meetings or conferences organized by others, the Committee will determine, on a case-by-case basis, if it is advisable to accept these invitations. If accepted, extreme caution will be exercised to avoid selective disclosure of any material, non-public information.

Method of Preserving Confidentiality. Any employee privy to confidential information is prohibited from communicating such information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to confidential information to only those who need to know the information and those persons will be advised that the information is to be kept confidential.

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Outside parties privy to undisclosed material information concerning the Corporation will be told that they must not divulge this information to anyone else, other as required by law and that they may not trade in the Corporation’s securities until the information is publicly disclosed. Such outside parties may be asked to confirm their commitment to non-disclosure in the form of a written confidentiality agreement.

Directors, officers and other employees of the Corporation should not discuss inside information in public places where it can be overheard such as elevators, restaurants, taxis and airplanes. Such information should be divulged only to persons having a need to know it in order to carry out their job responsibilities. To avoid even the appearance of impropriety, directors, officers and employees should refrain from providing any advice or making recommendations regarding the purchase or sale of the Corporation's shares. Use particular caution when receiving inquiries from securities analysts, companies in the same business as the Corporation and members of the press. All such inquiries should be handled by offering no comment on the matter and by referring the inquirer to the Corporation’s investor relations area of its website or the Corporate Secretary.

To prevent the misuse or inadvertent disclosure of material information, the following procedures should be observed at all times:

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Documents and files containing confidential information should be kept in a safe place, with access restricted to individuals who “need to know” that information in the necessary course of business. Code names for confidential projects should be used if necessary.

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Confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis.

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Confidential documents should not be read or displayed in public places and should not be discarded where others can retrieve them.

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Employees must ensure they maintain the confidentiality of information in their possession outside of the office as well as inside the office.

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Transmission of documents by electronic means, such as by fax, e-mail or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

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Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

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Access to confidential electronic data should be restricted through the use of passwords.

Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any Corporation personnel to engage in short-term or speculative transactions involving Corporation stock, directors, officers and employees should not engage in any of the following activities with respect to securities of the Corporation:

1. Trading in Securities on a Short-Term Basis. Any Corporation shares purchased by any personnel in the open market must be held for a minimum of six months and ideally longer, unless (in the case of employees who are not officers or directors) the sale results from

Exhibit 19

personal emergency and the holding period is waived by the Corporation’s Corporate Secretary. (Note that the SEC's short-swing profit rule already prevents officers and directors from selling any Corporation stock within six months of a purchase. We are simply expanding this rule to all employees.)

2. Short Sales.

3. Buying or Selling Puts or Calls.

Corporation Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the Corporation’s Corporate Secretary. Remember, however, the ultimate responsibility for adhering to this Policy Statement and avoiding improper transactions rests with you.

Exhibit 19

Special Guidelines for Directors and Officers

Pre-Clearance of All Trades by Directors and Officers

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:

All transactions in Corporation stock (acquisitions, dispositions, transfers, etc.) by directors and officers must be pre-cleared by the Corporation’s Corporate Secretary. If you contemplate a transaction, you should contact the Corporate Secretary in advance. Insiders are personally responsible for filing accurate and timely insider trading reports. Insiders are required to provide a copy of all insider reports to the Corporate Secretary or other designated person concurrent with their filing to regulatory authorities.

Section 16 Reporting. One reason for pre-clearing trades by officers and directors is that their purchases and sales of Corporation securities are subject to the short-swing profit rules imposed by Sections 16(a) and (b) of the Securities Exchange Act of 1934 (the "1934 Act").

A.
Ownership Reports.

Under Section 16(a) of the 1934 Act, officers, directors and greater than 10% stockholders of the Corporation ("insiders") must file with the SEC public reports disclosing their holdings of, and transactions in, the Corporation's equity securities. For purposes of these filing requirements, the individuals identified as "executive officers" in the Corporation's Form 10-K and the Corporation's principal accounting officer are required to file such reports. Insiders who have delinquent or late filings under Section 16 must be disclosed by name in the Corporation's proxy statement (and Form 10-K).

Forms 3. An initial report on Form 3 must be filed by every insider disclosing all equity securities of the Corporation beneficially owned by the reporting person on the date he or she became an insider. Even if no securities were owned on that date, the insider must file a report. The report is due ten days after such person becomes an insider. Reports under Section 16(a) are intended to cover all Corporation securities beneficially owned either directly by the insider or indirectly through others. An insider is considered the direct owner of all shares of the Corporation held in his or her own name or held jointly with others. An insider is considered the indirect owner of any securities in which he or she has a pecuniary interest. In other words, an insider is the beneficial owner of shares if he or she can profit from purchases and sales of the shares. Thus, shares of the Corporation beneficially owned through partnerships, corporations, trusts, and estates, are subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and other members of his or her family sharing the insider's home. But an insider is free to disclaim beneficial ownership of these or any other securities being reported if insider believes he or she has a reasonable basis for doing so. Those who have questions regarding the beneficial ownership of shares should contact the Corporation’s Corporate Secretary.

Forms 4. A Form 4 must be filed whenever there is a non-exempt acquisition or disposition of shares by the insider. Transfers to trusts and other changes in the nature of an insider's ownership (e.g. from direct to indirect) must be reported. Small acquisitions are exempt from immediate Form 4 reporting but must be reported on the next Form 4 otherwise due or on the annual Form 5 if no Form 4 is filed in the interim. This form must be filed before the end of the second business day following the day on which a transaction resulting in a change in beneficial ownership has been executed. In addition, officers and directors must report any changes that occur after they are no longer insiders if the change takes place within six months of any transaction while an insider.

Exhibit 19

Forms 5. The Form 5 must be filed by every person subject to Section 16 reporting within 45 days after the end of the Corporation's fiscal year. Form 5 is to be used to report any exempt transactions, including sales and purchases of shares under certain employee stock benefit plans, and gifts of stock, and to report failures to file previously due reports. A primary purpose of the Form 5 is to promote compliance with Section 16(a) by requiring insiders to report any required Forms 3 and 4 that had not been filed during the year. At year-end officers and directors who have no Form 5 items to report will be required to provide the Corporation with a written representation that no Form 5 filing is due (i.e., there are no unreported transactions).

B. Procedures to Ensure Compliance with Section 16(a).

Introduction

Full compliance with your reporting and other obligations under the securities laws is your personal responsibility, not the Corporation’s. While this statement sets forth guidelines, it is not exhaustive. Although the Corporate Secretary and/or the Chief Financial Officer should be able to assist you with routine filings, you should direct any significant questions to your own counsel.

In an effort to ensure that its insiders comply with the reporting requirements of Section 16, the Corporation has implemented the following compliance procedures:

1.
Corporate Secretary. The Corporation has designated the Corporate Secretary to assist officers and directors in preparing and/or reviewing all Forms 3, 4 and 5 filings.
2.
Preparing and Reviewing Forms 3, 4 and 5. The Corporate Secretary will prepare the required Form 3 upon an individual's assumption of officer or director status. In addition, the Corporate Secretary will assist all officers and directors in preparing a Form 4 whenever there is an acquisition or disposition of shares that would require a filing and in preparing a Form 5 after the end of each fiscal year.
3.
Power of Attorney. Even if an individual is unable to sign personally a Form 3, 4 or 5 (e.g., if the reporting person is out of town), the SEC permits the Form to be signed by another person without a prior or simultaneous filing of a power of attorney as long as a power is sent "as soon as practicable." The SEC will not excuse a late filing simply because the individual is unavailable. To facilitate timely filings, a power of attorney has been designed that gives the Corporate Secretary and/or the Chief Financial Officer or persons substituted by that individual the authority to sign Forms 4 and 5 on behalf of a reporting person. Every insider should obtain from the Corporate Secretary and/or the Chief Financial Officer this form of Power of Attorney, sign it and return it to the Corporate Secretary and/or the Chief Financial Officer.
4.
Changes in Ownership. If an insider's share ownership changes at any time, the insider should immediately inform the Corporate Secretary and/or the Chief Financial Officer to ensure that a Form 4 is timely filed on his or her behalf. The Form 4 must be received by the SEC no later than two business days following any reportable transaction, so time is of the essence.

C. Rule 144.

If you are an officer or director of the Corporation or are otherwise in a "control" relationship with the Corporation, you are also deemed to be an affiliate of the Corporation under the securities laws, making your sales of shares subject to special limitations. To avoid risking liability, all such persons are required to comply with SEC Rule 144 in selling shares.

Exhibit 19

1.
Brokered Transaction. You may only sell in an unsolicited transaction through a licensed broker or to a market maker in Corporation shares. You must inform the broker or market maker of your status as a Corporation affiliate.
2.
Limitation. In any three months, sales by you, your family and household members, affiliates and other entities in which you hold a 10% or greater interest may not exceed the greater of (a) 1% of the outstanding Corporation shares or (b) the average weekly reported trading volume of Corporation shares for the 4 calendar weeks preceding your Rule 144 filing (or, if no filing is required, the time you direct your broker to effect the sale).

Form 144. If your sales and those of your associates described in item (2) above in any three months exceed either $10,000 or 500 shares, you must file Form 144. Three copies must be filed with the SEC at the following address:

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549-1004

The filing must be mailed by the time you place your order with your broker. 3. Assistance. Normally, your broker will assist you with Form 144. Remember to pre-clear all transactions with the Corporate Secretary. Questions or requests for assistance may be directed to the Corporate Secretary.

Consequences of Violation

Any employee who violates this Policy Statement is subject to possible suspension or discharge. Any employee who assists in, or knowingly fails to report, a violation of this Policy Statement is also subject to suspension, discharge or other appropriate action. Any employee who suspects a violation of this Policy Statement should inform the Corporate Secretary or the Chairman of the Board of the Corporation (anonymously if desired).

Exhibit 19

Annex A to Statement of Company Policy Regarding Insider Trading

Individual Rule 10b5-1 Trading Plan Guidelines

Permitted Transactions

Notwithstanding anything contained herein, a transaction in the Corporation’s securities in accordance with a trading plan adopted in accordance and fully compliant with the SEC’s Rule 10b5-1(c) (“Rule 10b5-1 Plan”) shall be permitted even when such transaction takes place during a quiet period or while the insider is aware of material non-public information. The Rule 10b5-1 Plan must be adopted outside of a quiet period and at a time when the insider is not in possession of material non-public information, and, once adopted, must only be terminated with the prior written approval of the CEO or the Chairman of the Board. In addition, a transaction in the Corporation’s securities involving only a transaction between the Corporation and an insider of the Corporation with the same access to material non-public information (such as an exercise of a stock option granted by the Corporation to the insider) is permitted even when such transaction takes place during a quiet period or while the insider is aware of material non-public information, provided that no market transaction is involved.